FOR IMMEDIATE RELEASE                                                                         Contact: Angie Tickle
                                                                                                                              Investor Relations Associate
                                                                                                                              770-395-4520

Georgia Gulf Expects First Quarter EPS to Exceed Current High End of Analysts’ Estimates

    ATLANTA, March 25, 2004 – Georgia Gulf Corporation (NYSE: GGC) announced today that it expects first quarter earnings to exceed $.50 per diluted share, which is the highest of analysts’ estimates, as currently reported by First Call. Chlorovinyls operating income is expected to account for the majority of the improvement in first quarter earnings, primarily due to higher margins and volumes for vinyl resins and vinyl chloride monomer. Operating income for the aromatics segment is expected to be slightly positive for the first quarter.

    Georgia Gulf will release a pre-recorded update call on Friday, March 26, 2004, at 9 AM EST. To access the initial broadcast of the call, please dial 888-552-7928 (domestic) or 706-679-3718 (international). To access the call via Webcast, log on to http://www.firstcallevents.com/service/ajwz402417431gf12.html. Playbacks will be available from noon EST Friday, March 26, to midnight EST Friday, April 2. Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international). The conference call ID number is 6093544.

    Georgia Gulf, headquartered in Atlanta, is a major manufacturer and marketer of two integrated product lines, chlorovinyls and aromatics. Georgia Gulf’s chlorovinyl products include chlorine, caustic soda, vinyl chloride monomer and vinyl resins and compounds. Georgia Gulf’s primary aromatic products include cumene, phenol and acetone.

    This news release contains forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which the company sells, industry production capacity, raw material costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2003.

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